Exhibit 5.1	Gary M.S. Chad Senior Vice-President, Governance, Legal and Regulatory Affairs and Corporate Secretary

February 28, 2006	CAMECO CORPORATION

United States Securities and Exchange Commission 450 Fifth Street, N.W. Washington, D.C. 20549 U.S.A.	Corporate Office 2121 – 11th Street West Saskatoon, Saskatchewan Canada S7M 1J3 Tel: 306.956.6303 Fax: 306.956.6312

www.cameco.com

Re:	Post-Effective Amendment to Registration Statements on Form S-8 of Cameco Corporation

Dear Sirs:
          In connection with a Post-Effective Amendment (the “Amendment”) to the Registration Statements of Cameco Corporation (“Cameco”), a corporation organized under the Canada Business Corporations Act, to the Company’s Registration Statements on Form S-8 (Nos. 333-11736 and 333-6180) (the “Registration Statements”) filed under the Securities Act of 1933, as amended (the “Securities Act”), relating to a one hundred percent increase in the number of Common Shares, without nominal or par value (the “Offered Shares”), of Cameco, issuable under the Cameco Stock Option Plan covered by the Registration Statements as a result of Cameco’s two-for-one stock split effected in the form of a stock dividend payable on February 22, 2006 to shareholders of record on February 17, 2006, I, a barrister and solicitor duly qualified and licensed to practice law in the Province of Saskatchewan, Canada and Corporate Secretary of Cameco, have examined, among other things, copies of the Amendment and such corporate and other records, certificates and documents, and such questions of law, as I consider necessary or appropriate for the purposes of this opinion.
          Based upon the foregoing, I am of the opinion that the Offered Shares have been duly authorized and, when issued and paid for, will be legally issued, fully paid and non-assessable.

          I consent to the filing of this opinion with the United States Securities and Exchange Commission in connection with Cameco’s filing of the Amendment with the United States Securities and Exchange Commission. By giving the foregoing consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the United States Securities and Exchange Commission thereunder.

Yours truly,
“Gary M.S. Chad”
Gary M. S. Chad
Senior Vice President, Law, Regulatory Affairs and Corporate Secretary